Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pearson plc Employee Stock Purchase Plan and the Pearson Long Term Incentive Plan (2020) of our reports dated March 13, 2024, with respect to the consolidated financial statements of Pearson plc and the effectiveness of internal control over financial reporting of Pearson plc included in its Annual Report (Form 20-F) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
London, United Kingdom
March 13, 2024